EXHIBIT 99.1

OptimumBank Holdings, Inc. Announces First Quarter Results and Improved Regulatory Capital Ratios

FORT LAUDERDALE, Fla., May 1, 2012 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank, announced today a net loss for the first quarter ended March 31, 2012 of approximately $.6 million, or $.03 per basic share, as compared to a net loss for the same period last year of approximately $1.2 million, or $1.41 per basic share. The 2012 first quarter loss increased from the previous quarter's loss of $53,000, primarily due to an $.8 million credit for loan losses recorded in the December 2011 quarter as compared to a $27,000 provision recorded in the March 2012 quarter. Chairman Moishe Gubin noted, "Our results show marked improvement from the same period in the prior year due to our implementation of effective cost control measures. Our net interest income before provision for loan losses for the March 2012 quarter compared to the December 2011 quarter, increased by approximately 9% to $.7 million, and our noninterest expenses declined by approximately 23% to $1.2 million."

During the first quarter, non-performing assets decreased by approximately $.4 million to $35.9 million at March 31, 2012. Chairman Gubin commented, "Based on scheduled closings in the second quarter, we expect disposals of our problem assets in the second quarter to outpace our first quarter reductions."

The Company's capital position this quarter improved significantly with $1.8 million in new capital added from further sales in the Company's private placement stock offering which commenced in 2011. Chairman Gubin noted, "With almost $10.4 million in new capital, we are now in excess of all our regulatory capital requirements with a tier one leverage capital ratio of 9.16% and a total risk-based capital ratio of 13.20%."

During the first quarter of 2012, OptimumBank installed new business banking software to attract new commercial deposit customers with lower cost deposits. The Bank's lending pipeline continues to grow and increased loan originations are expected during the second quarter of 2012. Chairman Gubin noted, "We are successfully implementing our current strategy of containing costs, increasing loan originations, reducing problem assets, reducing our cost of funds, and augmenting capital. With signs of an improving economy, we expect 2012 to be a pivotal year in our return to profitability."

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin, Chairman of the Board
         or Richard L. Browdy, President
         (954) 776-2332